Exhibit 8.1

2900 K Street NW #200 Washington, DC 20007-5118 202.625.3500 tel 202.298.7570 fax
July 26, 2011
To the Addressees Listed
   on Schedule I Attached Hereto
     Re:    Ford Credit Auto Owner Trust 2011-B — Tax Opinion
Ladies and Gentlemen:
     We have acted as special tax counsel to Ford Motor Credit Company LLC, a Delaware limited liability company (“Ford Credit”), and Ford Credit Auto Receivables Two LLC, a Delaware limited liability company (the “Depositor”), in connection with the issuance by Ford Credit Auto Owner Trust 2011-B, a Delaware statutory trust (the “Trust”), of its Asset Backed Notes (the “Notes”). The Notes are being issued pursuant to the Indenture, dated as of July 1, 2011 (the “Indenture”), between the Trust and The Bank of New York Mellon, a New York banking corporation (“BNYM”), as indenture trustee (the “Indenture Trustee”). Capitalized terms not otherwise defined herein are used as defined in Appendix A to the Sale and Servicing Agreement, dated as of July 1, 2011 (the “Sale and Servicing Agreement”), among the Depositor, the Trust and Ford Credit, as servicer (in such capacity, the “Servicer”).
     In connection with the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of all such documents as we have deemed necessary or appropriate, including the following:
(a)	the Indenture;

(b)	the Sale and Servicing Agreement;

(c)	specimens of the Notes; and

(d)	the Amended and Restated Trust Agreement, dated as of July 1, 2011 (the “Trust Agreement”), between the Depositor and U.S. Bank Trust National Association, a national banking association, as owner trustee (the “Owner Trustee”).
     The documents listed in clauses (a) through (d) are collectively referred to as the “Transaction Documents”.
     We have also examined originals or copies of the following:
NEW YORK   CHARLOTTE   CHICAGO   IRVING   LONDON   LOS ANGELES   WASHINGTON, DC   WWW.KATTENLAW.COM
LONDON AFFILIATE: KATTEN MUCHIN ROSENMAN CORNISH LLP
A limited liability partnership including professional corporations

To the Addressees Listed
   on Schedule I Attached Hereto
July 26, 2011

(i)	the preliminary prospectus supplement, dated July 18, 2011 (the “Preliminary Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b)(3) on July 19, 2011 (the Preliminary Prospectus Supplement and the base prospectus, dated July 15, 2011 (the “Base Prospectus”), together the “Preliminary Prospectus”) and the free writing prospectus, dated July 18, 2011; and the final prospectus supplement, dated July 19, 2011 (the “Final Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b)(2) on July 20, 2011 (the Final Prospectus Supplement and the Base Prospectus, together the “Final Prospectus” and, together with the Preliminary Prospectus, the “Prospectus”); and

(ii)	the preliminary offering memorandum, dated July 18, 2011 (the “Preliminary Offering Memorandum”), which Preliminary Offering Memorandum includes and incorporates the Preliminary Prospectus; and the final offering memorandum, dated July 19, 2011 (the “Final Offering Memorandum” and, together with the Preliminary Offering Memorandum, the “Class A-1 Notes Offering Memorandum”), which Final Offering Memorandum includes and incorporates the Final Prospectus, each prepared for the purposes of offering the Class A-1 Notes.
     In rendering the opinions expressed herein, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have assumed and have not verified the accuracy as to factual matters of the representations and warranties of the Trust in the Transaction Documents. We have also reviewed such questions of law as we have considered necessary for purposes of the opinions expressed herein. We have assumed the due authorization, execution and delivery of all agreements referred to herein by all the parties thereto and that such agreements are valid and binding agreements of the parties thereto. We have assumed that the Trust and each other party to any such agreement has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it.
     We have, for purposes of rendering the opinions expressed herein, also relied on the representations of Ford Credit set forth in the representation letter dated as of July 26, 2011. The opinions expressed herein are also based on the assumption that there are no agreements or understandings with respect to those transactions contemplated in the Transaction Documents other than those contained in the Transaction Documents. Furthermore, the opinions expressed herein are based on the assumption that all parties to the Transaction Documents will comply with the terms thereof, including all tax reporting requirements contained therein.
     Based upon the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that:
1.	The Trust will not be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, and for so long as

To the Addressees Listed
   on Schedule I Attached Hereto
July 26, 2011

the Trust has only one owner for U.S. federal income tax purposes, the Trust will not be treated as an entity separate from its owner.

2.	The Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes, to the extent treated for U.S. federal income tax purposes as beneficially owned by a person other than Ford Credit, will be characterized as debt for U.S. federal income tax purposes.

3.	The statements contained in the Base Prospectus, the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the headings “Summary — Tax Status” and “Tax Considerations”, insofar as such statements constitute a summary of law and legal conclusions, and subject to the qualifications set forth therein, have been prepared or reviewed by us and are correct in all material respects.
     We do not express any opinion as to any laws other than the federal tax laws of the United States of America. The opinions set forth herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended, and Treasury regulations issued or proposed thereunder, published revenue rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Transaction Documents or the effect of such transactions.
     We are furnishing this opinion letter to you solely for your benefit in connection with the transactions contemplated by the Transaction Documents. This opinion letter is rendered as of the date hereof and we undertake no obligation to update this opinion letter or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion letter is based (including the taking of any action by any party to the Transaction Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion letter unless we are specifically engaged to do so. This opinion letter is rendered only to those to whom it is addressed and may not be relied upon by any other person, firm or corporation for any purpose, and may not be relied on in connection with any transactions other than the transactions contemplated herein or for any other purpose, without our prior written consent. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except that copies of this opinion letter may be posted by the Issuer or the Administrator to a password protected website accessible by any non-hired “nationally recognized statistical rating organization” (an “NRSRO”) that provides to the Issuer or the Administrator the certification required by subsection (e) of Rule 17g-5 under the Securities and Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this opinion letter confidential as contemplated by Rule 17g-5; provided, that no such NRSRO will be entitled to rely on this opinion letter, and each such NRSRO, by

To the Addressees Listed
   on Schedule I Attached Hereto
July 26, 2011

accepting this opinion letter, will be deemed to have agreed to comply with the terms of this paragraph and not to provide copies of this opinion letter to any other person. We place no limitations in this tax opinion, however, on the disclosure to the Internal Revenue Service of the tax structure or tax treatment of the transactions contemplated in the Transaction Documents.

     Pursuant to U.S. Treasury Department Circular 230, any tax advice contained in this communication is not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties. Further, this advice was written to support the promotion or marketing of the transaction and/or matters addressed herein and each affected party should seek advice based on its particular circumstances from an independent tax advisor.

Very truly yours,
/s/ Katten Muchin Rosenman LLP

SCHEDULE I
Ford Motor Credit Company LLC
One American Road
Dearborn, Michigan 48126
Ford Credit Auto Receivables Two LLC
One American Road
Dearborn, Michigan 48126
Ford Credit Auto Owner Trust 2011-B
c/o U.S. Bank Trust National Association,
   as Owner Trustee
300 Delaware Avenue, Ninth Floor
Wilmington, Delaware 19801
The Bank of New York Mellon,
   as Indenture Trustee
101 Barclay Street, Floor 4 West
New York, New York 10286
U.S. Bank Trust National Association,
   as Owner Trustee
300 Delaware Avenue, Ninth Floor
Wilmington, Delaware 19801
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
RBC Capital Markets, LLC,
   on behalf of themselves and as
   Representatives of the several Underwriters
   and as Class A-1 Note Purchasers
c/o Citigroup Global Markets Inc.
390 Greenwich Street, 1st Floor
New York, New York 10013
Standard & Poor’s Ratings Services, a Standard
   & Poor’s Financial Services LLC business
55 Water Street, 40th Floor
New York, New York 10041
Fitch Ratings
One State Street Plaza
New York, New York 10004